EXHIBIT 10.1

CERTIFICATE
No. ________

CAPRIUS, INC.

STOCK OPTION AGREEMENT

This Stock Option is granted to:

Name:	_______________ (“Optionee” or “you”)
Address:	_______________________

in accordance with and pursuant to the terms of the 2002 Stock Option Plan (the “Plan”) of CAPRIUS, INC., a Delaware corporation (the “Company”).

The terms of the Plan are incorporated by reference and shall be considered to be a part of this Stock Option Agreement. A copy of the Plan is attached hereto as Exhibit A. Because this Option Agreement covers just the basic terms of your Stock Option, you should carefully review the Plan in order that you fully understand your rights regarding the Stock Option granted to you.

1.    Grant. The Company hereby grants to you, the Optionee, a stock option (the “Option”) under the Plan to purchase all or any part of an aggregate of _________ shares (the “Option Shares”) of the Common Stock, $.01 par value (the “Common Stock”), of the Company, at an exercise price of $__________ per share, subject to adjustment in accordance with the terms and conditions set forth in Section 13 of the Plan. This Option is granted as of ___________ (the “Grant Date”).

2.    Incentive Stock Option. This Option is intended to be an Incentive Stock Option ("ISO") within the meaning of §422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, the grant to you of this Option is not considered a taxable event. You may have tax consequences at the time of exercise of the Option and you will have tax consequences at the time of disposition of the Option Shares. In addition, under Section 16 of the Plan you are required to give notice to the Company of any “disqualifying disposition” of the Option Shares.

Or

             Non-Qualified Stock Option. This Option is a Non-Qualified Stock Option (i.e., it is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.    Exercise. This Option, to the extent vested, shall be exercisable until __________ [2016], the day immediately preceding the [tenth] anniversary of the Grant Date subject to earlier termination upon the occurrence of an event described in Sections 9 and 10 of the Plan, or in connection with a Change in Control, as provided in Section 13.4 of the Plan.

4.    Vesting. You shall have the right to exercise this Option only to the extent of the Option Shares you are then vested in, subject to accelerated vesting and also subject to termination of vesting upon your termination of employment or cessation as service, as provided for in the Plan. Your vesting schedule is as follows:

Number of Option Shares	Date Vested and Exercisable

5.    Method of Exercise. You may exercise this Option, to the extent vested and exercisable, by completing and sending to the Company the Exercise Letter in the form attached hereto as Exhibit B. In this Exercise Letter you will identify the Option to be exercised and specify the number of Option Shares to be purchased, and also you will include payment by check payable to the Company, unless the Company has permitted you to make payment by some other means. Within five business days after due receipt of your Exercise Letter and payment, the Company will issue a certificate for the purchased Option Shares. The purchased Option Shares shall be fully-paid and non-assessable shares of the Common Stock of the Company.

6.    Transfer. You may not transfer or assign this Stock Option Agreement or any rights in the Option granted herein except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined in Section 414(p) of the Code or (iii) as otherwise provided in the Plan. The Option may be exercised only by you or your legal representative, as provided in the Plan. Any transfer or attempted transfer in violation of this Section may cause termination of the Option.

7.    No Implied Rights. Nothing contained in this Option Agreement or in the Plan shall (i) confer on you any right with respect to the terms of or continuation of your employment with the Company, or to interfere with the right of the Company to terminate your employment at any time, with or without cause (subject to any then existing employment agreement), or (ii) give you any rights to dividends, voting or other rights with respect to the Option Shares except as to Option Shares which are issued to you upon exercise hereunder.

8.    Interpretation. The interpretation, construction, performance and enforcement of this Option Agreement and the Plan shall lie in the sole and absolute discretion of the Compensation Committee of the Board of Directors of the Company. Its determination shall be conclusive and binding on you, and shall be given the maximum deference permitted by law. Defined terms in this Option Agreement without definition shall have the meanings ascribed to them in the Plan. In the event of any discrepancy between the terms of this Option Agreement and the Plan, the terms of the Plan shall govern.

9.    Binding. This Option shall be subject to exercise as provided herein and as provided by the terms of the Plan and shall, in accordance with such terms, be binding upon the Company and you.

10.    Taxes. The Company is not making any representations to you, by way of this Option Agreement or otherwise, with respect to the actual tax consequences of your grant or exercise of this Option or any subsequent disposition of the Option Shares acquired upon exercise hereunder. You agree to make appropriate arrangements with the Company for the satisfaction of all federal, state and local income and employment tax withholding requirements applicable to the Option. You acknowledge and agree that the Company may refuse to honor the exercise and refuse to deliver the Option Shares if such withholding amounts, if required, are not delivered at the time of exercise.

11.    Governing Law. This Certificate shall be governed by and constituted in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions.

12.    Entire Agreement. This Stock Option Agreement and the Plan comprise the entire agreement with respect to the Option granted to you herein, and this Agreement cannot be amended or modified except in accordance with a writing executed by the Company and you.

IN WITNESS WHEREOF, Caprius, Inc. has hereunto set its hand on the ___day of ________________ 2006.

CAPRIUS, INC.
By:
Jonathan Joels CFO

Agreed to: